CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 21, 2008, relating to the financial statements and financial statement schedule of The Laclede Group, Inc. and the effectiveness of The Laclede Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Laclede Group, Inc. for the year ended September 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 1, 2008